UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 11, 2024

ESCALADE, INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

0-6966	13-2739290
(Commission File Number)	(IRS Employer Identification No.)

817 Maxwell Avenue, Evansville, Indiana	47711
(Address of Principal Executive Offices)	(Zip Code)

(812) 467-1358
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on which registered
Common Stock, No Par Value	ESCA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                     ☐

Item 1.01 – Entry into a Material Definitive Agreement

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 11, 2024, Escalade, Incorporated (the “Company”) and its wholly owned subsidiary, Indian Industries, Inc. (“Indian”), entered into the Fifth Amendment (the “Fifth Amendment”) to the Amended and Restated Credit Agreement dated as of January 21, 2022 among the Company, Indian, their domestic subsidiaries, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent and as a Lender (the “Credit Agreement”). This Form 8-K describes the primary changes made to the Credit Agreement upon entry into the Fifth Amendment.

The Fifth Amendment eliminated the fixed charge coverage ratio covenant and related provisions. The fixed charge ratio covenant was replaced by a new minimum interest coverage ratio covenant of 3.50 to 1:00 effective September 30, 2024. Under the terms of the Fifth Amendment, the Company and the Lenders also agreed to decrease the maximum availability under the senior revolving credit facility from $75.0 million to $60.0 million, but added an accordion feature that could increase the facility in an amount not to exceed $85.0 million.

In addition to the changes in covenants and availability, other significant changes reflected in the Fifth Amendment include: eliminating two categories in the definition of Applicable Rate which has the effect of improved pricing to Escalade in the event the Funded Debt to EBITDA Ratio would exceed 3:0 to 1.0; revising the restricted payments covenant to provide that if at any time Escalade’s Funded Debt to EBITDA Ratio would exceed 1.75 to 1.0, then the aggregate combined total of cash dividends and Escalade share repurchases may not exceed $12.0 million in any trailing twelve month period; and Escalade now will provide borrowing base certificates and supporting financial information on monthly basis instead of quarterly.

The maturity date of the revolving credit facility remains January 21, 2027. The Company may prepay the Revolving Facility, in whole or in part, and reborrow prior to the revolving loan maturity date. The Company’s indebtedness under the Credit Agreement continues to be collateralized by liens on all of the present and future equity of each of the Company’s and Indian’s domestic subsidiaries and substantially all of the assets of the Company (excluding real estate). Each direct and indirect domestic subsidiary of the Company and Indian has secured its guaranty of indebtedness incurred under the revolving facility with a first priority security interest and lien on all of such subsidiary’s assets. The obligations, guarantees, liens and other interests granted by the Company, Indian, and their domestic subsidiaries continues in full force and effect.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1
Fifth Amendment dated October 11, 2024 to Amended and Restated Credit Agreement dated as of January 21, 2022 among Escalade, Incorporated, Indian Industries, Inc., each of their domestic subsidiaries, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Escalade, Incorporated has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2024	ESCALADE, INCORPORATED

By: /s/ STEPHEN R. WAWRIN

Stephen R. Wawrin, Vice President and Chief Financial Officer

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